Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Second Quarter 2021 Results

Record Net Income and Consolidated Adjusted EBITDA

Expected Continued Favorable Tax Treatment of Future Earnings and Distributions to
Common Unitholders

Redeemed 55% of Outstanding Series A Cumulative Convertible Preferred Units in July,
Further Simplifying Capital Structure and Reducing Cost of Capital

FORT WORTH, Texas, August 5, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 97,000 gross wells across 28 states, today announced financial and operating results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•	Q2 2021 run-rate daily production of 14,011 barrels of oil equivalent (“Boe”) per day (6:1), up 2% from Q1 2021

•	Q2 2021 oil, natural gas and NGL revenues of $38.8 million, an increase of 7% from Q1 2021, reflecting improved sequential production and realized commodity prices

•	Q2 2021 net income of approximately $3.7 million and net income attributable to common units of approximately $1.5 million; compared to a Q1 2021 net income of $0.5 million and net loss attributable to common units of $0.7 million

•	Record Q2 2021 consolidated Adjusted EBITDA of $28.1 million, an increase of 8% from Q1 2021

•	Updated guidance relating to favorable tax treatment of earnings and distributions

•	Kimbell does not expect to pay a material amount of federal corporate income taxes from 2021 through 2027 (less than 5% of Kimbell’s estimated pre-tax distributable cash flow for such years)

•	Substantially all distributions paid to common unitholders from 2021 to 2025 are expected to be free of dividend income taxes and instead considered a return of capital

•	Completed the redemption of 55% of Kimbell’s outstanding Series A Cumulative Convertible Preferred Units (the “Preferred Units”) for an aggregate redemption price of $36.1 million on July 7, 2021

•	Kimbell expects to redeem the remaining Preferred Units in early 2022, further simplifying its capital structure and reducing its cost of capital

•	As of June 30, 2021, Kimbell’s major properties had 799 gross (1.95 net) drilled but uncompleted wells (“DUCs”) and 703 gross (2.67 net) permitted locations on its acreage

Kimbell Royalty Partners, LP – News Release

•	As of June 30, 2021, Kimbell had 50 rigs actively drilling on its acreage, which represented 10.9%[1] market share of all rigs drilling in the continental United States as of such time

•	Announced a Q2 2021 cash distribution of $0.31 per common unit, an increase of 15% from Q1 2021, reflecting a payout ratio of 75% of cash available for distribution; implies an 11.2% annualized yield based on the August 4, 2021 closing price of $11.09 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

•	Kimbell affirms its financial and operational guidance ranges for 2021 previously disclosed in its Q4 2020 earnings release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, commented, “Momentum across all areas of our business continued to improve from Q1 21 to Q2 21 in terms of both improved pricing and activity, which drove positive operating leverage and consolidated adjusted EBITDA to a new record. Our cash available for distribution was robust during the quarter, resulting in a 15% increase in our quarterly distribution to common unitholders.

“Operators in the U.S. continue to practice discipline with their drilling activity even in the face of significantly higher commodity prices. To put this in perspective, oil prices are now well above pre-COVID levels, but the U.S. land rig count is 39% below year-end 2019 levels. Furthermore, natural gas prices are trading at multi-year highs driven primarily by increased power demand in the U.S. and surging exports of LNG to Europe and Asia. Given that a significant portion of our daily production is natural gas, we expect this improved pricing will benefit our cash available for distribution in Q3 2021 and into the winter months based on the current strip pricing.

“Last quarter, we rolled-out the results of our deep dive into our inventory by our technical team, which resulted in over 10,160 gross/68.14 net upside major locations and 19 years of drilling inventory holding production flat at 4.5 net wells per year. This quarter, we are providing updated guidance regarding the expected favorable tax treatment of future earnings and distributions to common unitholders. We now expect that Kimbell will pay no material amount of federal income taxes from 2021 through 2027 and substantially all distributions paid to common unitholders from 2021 to 2025 will be free of dividend income taxes and instead be considered a return of capital. We are unaware of any oil and gas company that has given this level of detail with their tax guidance and believe it provides a highly compelling competitive advantage in terms of generating superior after-tax returns to our unitholders.

Ravnaas concluded, “We are seeing signs of increased activity on our acreage as evidenced by a recent inflow of lease bonuses in Q2 21 and the moderate increase in the Baker Hughes U.S. rig count in late July. We believe the energy sector is finally enjoying the early stages of some tailwinds after years of challenges and are very excited about the future of Kimbell and its prospects for delivering unitholder value for years to come.”

[1]	Based on Kimbell rig count of 50 and Baker Hughes U.S. land rig count of 459 as of July 2, 2021.

Kimbell Royalty Partners, LP – News Release

Second Quarter 2021 Distribution and Debt Repayment

On July 23, 2021, the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”), approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the second quarter of 2021, or $0.31 per common unit. The distribution will be payable on August 9, 2021 to common unitholders of record at the close of business on August 2, 2021. Kimbell plans to utilize the remaining 25% of cash available for distribution for the second quarter of 2021 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay down from the remaining 25% of Q2 2021 projected cash available for distribution), Kimbell has paid down approximately $30.6 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay down.

Kimbell expects that substantially all of its second quarter 2021 distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units.

Financial Highlights

Kimbell’s second quarter 2021 average realized price per Bbl of oil was $63.62, per Mcf of natural gas was $2.68, per Bbl of NGLs was $25.79 and per Boe combined was $29.50.

During the second quarter of 2021, the Company’s total revenues were $25.7 million, net income was approximately $3.7 million and net income attributable to common units was approximately $1.5 million, or $0.04 per common unit.

Total second quarter 2021 consolidated Adjusted EBITDA was $28.1 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the second quarter of 2021, G&A expense was $6.7 million, $3.9 million of which was Cash G&A expense, or $3.09 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures at the end of this news release).  Unit-based compensation in the second quarter of 2021, which is a non-cash G&A expense, was $2.7 million or $2.15 per Boe.

In spite of further stabilization in the oil and natural gas markets and improved differentials and commodity prices, Kimbell believes that the ongoing COVID-19 outbreak and potential supply/demand imbalances in the oil and natural gas markets could have an adverse effect on Kimbell’s business, production, cash flows, financial condition and results of operations during 2021.

As of June 30, 2021, Kimbell had approximately $162.9 million in debt outstanding under its secured revolving credit facility, had net debt to second quarter 2021 trailing twelve month consolidated Adjusted EBITDA of approximately 1.7x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $102.1 million in undrawn capacity under its secured revolving credit facility as of June 30, 2021.

Kimbell Royalty Partners, LP – News Release

As of June 30, 2021 and August 5, 2021, Kimbell had outstanding 42,916,472 common units and 17,611,579 Class B units.

Production

Second quarter 2021 average daily production was 14,393 Boe per day (6:1), which consisted of 382 Boe per day related to prior period production recognized in Q2 2021 and 14,011 Boe per day of run-rate production. The 14,011 Boe per day of run-rate production was composed of approximately 61% from natural gas (6:1) and approximately 39% from liquids (26% from oil and 13% from NGLs). The prior period production recognized in Q2 2021 was primarily due to new wells outperforming estimates.

Operational Update

As of June 30, 2021, Kimbell’s major properties had 799 gross (1.95 net) DUCs and 703 gross (2.67 net) permitted locations on its acreage. In addition, as of June 30, 2021, Kimbell had 50 rigs actively drilling on its acreage, which represents an approximate 10.9% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of June 30, 2021(1)	Gross Permits as of June 30, 2021(1)	Net DUCs as of June 30, 2021(1)	Net Permits as of June 30, 2021(1)
Permian	302	292	0.64	0.77
Eagle Ford	71	73	0.33	0.59
Haynesville	73	39	0.27	0.15
Mid-Continent	120	61	0.30	0.06
Bakken	162	156	0.27	0.68
Appalachia	22	39	0.09	0.13
Rockies	49	43	0.05	0.29
Total	799	703	1.95	2.67

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management could add an additional 20% to Kimbell's net inventory.

Updated Guidance Relating to Favorable Tax Treatment of Earnings and Distributions

Kimbell expects that the company will pay no material amount of federal corporate income taxes from 2021 through 2027 (less than 5% of Kimbell’s estimated pre-tax distributable cash flow for such years). In addition, Kimbell expects that substantially all distributions paid to common unitholders from 2021 to 2025 will not be taxable dividend income. Distributions in excess of the amount taxable as dividend income will reduce an investor's tax basis in its common units or produce capital gain to the extent such distributions exceed an investor’s tax basis, and the reduced tax basis will increase an investor’s capital gain or reduce an investor’s capital loss when it sells its common units.

Kimbell Royalty Partners, LP – News Release

Redemption of 55% of Outstanding Series A Cumulative Convertible Preferred Units

On July 7, 2021, Kimbell completed the redemption of 55% of Kimbell’s outstanding Series A Cumulative Convertible Preferred Units for an aggregate redemption price of $36.1 million. The redemption was funded through a borrowing from Kimbell’s secured revolving credit facility. Kimbell expects to redeem the remaining Preferred Units in early 2022, further simplifying its capital structure and reducing its cost of capital.

Hedging Update

The following provides information concerning Kimbell’s hedge book as of June 30, 2021:

Fixed Price Swaps as of June 30, 2021
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
3Q 2021	134,964	1,735,672	$43.44	$2.41
4Q 2021	134,964	1,735,672	$44.58	$2.49
1Q 2022	132,030	1,697,940	$36.76	$2.61
2Q 2022	119,938	1,516,697	$41.77	$2.23
3Q 2022	139,196	1,759,316	$43.52	$2.44
4Q 2022	109,388	1,383,496	$46.00	$2.58
1Q 2023	91,854	1,204,308	$53.38	$2.73
2Q 2023	70,889	998,179	$61.16	$2.52

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2021 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through August 12, 2021 by dialing 201-612-7415 and using the conference ID 13720589#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Kimbell Royalty Partners, LP – News Release

Presentation

On August 5, 2021, Kimbell posted an updated investor presentation on its website. The presentation may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 97,000 gross wells with over 41,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, changes in Kimbell’s capital structure, future natural gas and other commodity prices, changes to supply and demand for oil, natural gas and NGLs and the recent ongoing COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized, risks relating to the COVID-19 outbreak, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Springbok assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

June 30,
2021
Assets:
Current assets
Cash and cash equivalents	$12,961
Oil, natural gas and NGL receivables	23,718
Accounts receivable and other current assets	1,550
Total current assets	38,229
Property and equipment, net	2,092
Investment in affiliate (equity method)	4,918
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,149,611
Less: accumulated depreciation, depletion and impairment	(643,784)
Total oil and natural gas properties, net	505,827
Right-of-use assets, net	2,997
Derivative assets	725
Loan origination costs, net	4,544
Total assets	$559,332
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$1,028
Other current liabilities	4,900
Derivative liabilities	22,822
Total current liabilities	28,750
Operating lease liabilities, excluding current portion	2,715
Derivative liabilities	7,902
Long-term debt	162,934
Total liabilities	202,301
Commitments and contingencies
Mezzanine equity:
Series A preferred units	43,897
Unitholders' equity:
Common units	285,029
Class B units	881
Total unitholders' equity	285,910
Noncontrolling interest	27,224
Total equity	313,134
Total liabilities, mezzanine equity and unitholders' equity	$559,332

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020
Revenue
Oil, natural gas and NGL revenues	$38,838	$16,775
Lease bonus and other income	1,104	69
Loss on commodity derivative instruments, net	(14,217)	(4,041)
Total revenues	25,725	12,803
Costs and expenses
Production and ad valorem taxes	2,564	1,455
Depreciation and depletion expense	8,337	12,026
Impairment of oil and natural gas properties	—	65,536
Marketing and other deductions	2,551	2,049
General and administrative expenses	6,685	6,865
Total costs and expenses	20,137	87,931
Operating income (loss)	5,588	(75,128)
Other income (expense)
Equity income in affiliate	274	4
Interest expense	(2,102)	(1,666)
Other expense	(49)	—
Net income (loss) before income taxes	3,711	(76,790)
Provision for income taxes	—	—
Net income (loss)	3,711	(76,790)
Distribution and accretion on Series A preferred units	(1,578)	(1,578)
Net (income) loss attributable to noncontrolling interests	(621)	30,362
Distributions on Class B units	(21)	(23)
Net income (loss) attributable to common units	$1,491	$(48,029)

Basic	$0.04	$(1.39)
Diluted	$0.04	$(1.39)
Weighted average number of common units outstanding
Basic	39,312,388	34,650,317
Diluted	41,124,489	34,650,317

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Cash G&A are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, non-cash unit-based compensation, unrealized gains and losses on derivative instruments, cash distributions from affiliate, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense, and adjusted for distributions from equity investments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	June 30, 2021	June 30, 2020
Reconciliation of net cash provided by operating activities to Adjusted EBITDA and cash available for distribution
Net cash provided by operating activities	$28,479	$14,757
Interest expense	2,102	1,666
Provision for income taxes	—	—
Impairment of oil and natural gas properties	—	(65,536)
Amortization of right-of-use assets	(74)	(68)
Amortization of loan origination costs	(382)	(266)
Equity income in affiliate	274	4
Forfeiture of restricted units	—	107
Unit-based compensation	(2,744)	(2,534)
Loss on derivative instruments, net of settlements	(11,043)	(6,902)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(1,050)	(2,491)
Accounts receivable and other current assets	(8)	(198)
Accounts payable	14	(434)
Other current liabilities	(1,227)	(1,271)
Operating lease liabilities	82	68
Consolidated EBITDA	$14,423	$(63,098)
Add:
Impairment of oil and natural gas properties	—	65,536
Unit-based compensation	2,744	2,534
Loss on commodity derivative instruments, net of settlements	11,043	6,902
Cash distribution from affiliate	131	229
Equity income in affiliate	(274)	(4)
Consolidated Adjusted EBITDA	$28,067	$12,099
Adjusted EBITDA attributable to noncontrolling interest	(8,167)	(4,688)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$19,900	$7,411

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	1,249	868
Cash distributions on Series A preferred units	682	590
Restricted units repurchased for tax withholding	156	—
Distributions on Class B units	21	23
Cash available for distribution on common units	$17,792	$5,930

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
June 30, 2021
Net income	$3,711
Depreciation and depletion expense	8,337
Interest expense	2,102
Provision for income taxes	—
Cash distribution from affiliate	273
Consolidated EBITDA	$14,423
Unit-based compensation	2,744
Loss on derivative instruments, net of settlements	11,043
Cash distribution from affiliate	131
Equity income in affiliate	(274)
Consolidated Adjusted EBITDA	$28,067
Adjusted EBITDA attributable to noncontrolling interest	(8,167)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$19,900

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	1,249
Cash distributions on Series A preferred units	682
Restricted units repurchased for tax withholding	156
Distributions on Class B units	21
Cash available for distribution on common units	$17,792

Common units outstanding on June 30, 2021	42,916,472

Cash available for distribution per common unit outstanding	$0.41

Common units outstanding on August 2, 2021 Record Date	42,916,472

Second quarter 2021 distribution declared (1)	$0.31

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended June 30, 2020
Net loss	$(76,790)
Depreciation and depletion expense	12,026
Interest expense	1,666
Consolidated EBITDA	$(63,098)
Impairment of oil and natural gas properties	65,536
Unit-based compensation	2,534
Loss on derivative instruments, net of settlements	6,902
Cash distribution from affiliate	229
Equity income in affiliate	(4)
Consolidated Adjusted EBITDA	$12,099
Adjusted EBITDA attributable to noncontrolling interest	(4,688)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$7,411

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	868
Cash distributions on Series A preferred units	590
Distributions on Class B units	23
Cash available for distribution on common units	$5,930

Common units outstanding on June 30, 2020	36,588,023

Cash available for distribution per common unit outstanding	$0.16

Common units outstanding on August 3, 2020 Record Date	36,588,023

Second quarter 2020 distribution declared (1)	$0.13

(1) The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its credit facility. Additionally, Kimbell utilized cash flows received from the Springbok acquisition after March 31, 2020, but prior to the closing date of April 17, 2020 to pay outstanding borrowings under its credit facility. Revenues, production and other financial and operating results from the Springbok acquisition are reflected in Kimbell's condensed consolidated financial statements from April 17, 2020 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended June 30, 2021
Net income	$3,711
Depreciation and depletion expense	8,337
Interest expense	2,102
Provision for income taxes	—
Cash distribution from affiliate	273
Consolidated EBITDA	$14,423
Unit-based compensation	2,744
Loss on derivative instruments, net of settlements	11,043
Cash distribution from affiliate	131
Equity income in affiliate	(274)
Consolidated Adjusted EBITDA	$28,067

Q3 2020 - Q1 2021 Consolidated Adjusted EBITDA (1)	60,962
Trailing Twelve Month Consolidated Adjusted EBITDA	$89,029

Long-term debt (as of 6/30/21)	162,934
Cash and cash equivalents (as of 6/30/21)	(12,961)
Net debt (as of 6/30/21)	$149,973

Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	1.7x

(1) Consolidated Adjusted EBITDA for each of the quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net loss to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.